Exhibit 99.1

News Release

For more information contact:
G. Robert Aston, Jr., TowneBank Chairman and CEO, (757) 638-6780
Brad E. Schwartz, Monarch Financial Holdings, Inc., CEO, (757) 389-5111
Clyde E. McFarland, Jr., Senior Executive Vice President and CFO, 757-638-6801
William B. Littreal, Chief Investment Relations Officer and COO, 757-638-6813

FOR IMMEDIATE RELEASE

MONARCH FINANCIAL HOLDINGS, INC. AND TOWNEBANK RECEIVE REGULATORY APPROVALS FOR MERGER

Chesapeake, Va. May 17, 2016 – Hampton Roads based TowneBank (NASDAQ: TOWN) and Monarch Financial Holdings, Inc. (NASDAQ: MNRK), today announced that the Federal Deposit Insurance Corporation and the Virginia State Corporation Commission have approved the regulatory applications filed in connection with TowneBank's acquisition of Monarch Financial Holdings, Inc. and its wholly-owned subsidiary Monarch Bank.

About TowneBank
As one of the top community banks in Virginia and North Carolina, TowneBank operates 37 banking offices serving Chesapeake, Chesterfield County, Glen Allen, Hampton, James City County, Mechanicsville, Newport News, Norfolk, Portsmouth, Richmond, Suffolk, Virginia Beach, Williamsburg, and York County in Virginia, along with Moyock, Grandy, Camden County, Southern Shores, Corolla and Nags Head in North Carolina. Towne also offers a full range of financial services through its controlled divisions and subsidiaries that include Towne Investment Group, Towne Insurance Agency, TFA Benefits, TowneBank Mortgage, TowneBank Commercial Mortgage, Berkshire Hathaway HomeServices Towne Realty, Towne 1031 Exchange, LLC, and Beach Properties of Hilton Head. Local decision-making is a hallmark of its hometown banking strategy that is delivered through the leadership of each group's President and Board of Directors.  With total assets of $6.37 billion as of March 31, 2016, TowneBank is one of the largest banks headquartered in Virginia.

About Monarch
Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank.  Monarch Bank is a community bank with ten banking offices in Chesapeake, Virginia Beach, Norfolk, and Williamsburg, Virginia.  Monarch Bank also has loan production offices in Newport News and Richmond, Virginia.  OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina.  Monarch Mortgage and our affiliated mortgage companies have over thirty-five offices with locations in Virginia, North Carolina, Maryland, and South Carolina.  Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), OBX Bank Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Fitzgerald Financial, LLC (secondary mortgage origination), Advance Mortgage, LLC (secondary mortgage origination), Monarch Bank Private Wealth (investment, trust, planning and private banking), Monarch Investments (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage).

Additional Information About the Merger and Where to Find It:
In connection with the proposed merger, TowneBank has filed with the FDIC a definitive joint proxy statement/prospectus and Monarch Financial Holdings, Inc. ("Monarch") has filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement.  TowneBank and Monarch have each delivered the definitive joint proxy statement/prospectus to their respective stockholders seeking approval of the merger and related matters.  In addition, each of TowneBank and Monarch may file other relevant documents concerning the proposed merger with the FDIC and SEC.

Investors and stockholders of both companies are urged to read the definitive joint proxy statement/prospectus and any other relevant documents to be filed with the FDIC and SEC in connection with the proposed merger because they contain important information about TowneBank, Monarch and the proposed transaction.  Investors and stockholders may obtain free copies of certain of these documents through the website maintained by the SEC at http://www.sec.gov.  Free copies of the definitive joint proxy statement/prospectus also may be obtained by directing a request by telephone or mail to TowneBank, 6001 Harbour View Boulevard,  Suffolk, Virginia 23425, Attention: Investor Relations (telephone: (757) 638-6794), or Monarch Financial Holdings, Inc., 1435 Crossways Boulevard, Suite 301, Chesapeake, Virginia 23320, Attention: Investor Relations (telephone: (757) 389-5112), or by accessing TowneBank's website at https://townebank.com under "Investor Relations" or Monarch's website at https://www.monarchbank.com under "Investor Relations."  The information on TowneBank's and Monarch's websites is not, and shall not be deemed to be, a part of this release or incorporated into other filings either company makes with the FDIC or SEC.

TowneBank and Monarch, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of TowneBank and/or Monarch in connection with the merger. Information about the directors and executive officers of TowneBank is set forth in the proxy statement for TowneBank's 2016 annual meeting of stockholders filed with the FDIC on April 15, 2016.  Information about the directors and executive officers of Monarch is set forth in the proxy statement for Monarch's 2015 annual meeting of stockholders filed with the SEC on April 2, 2015.  Additional information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the definitive joint proxy statement/prospectus regarding the merger.

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. ###